Exhibit 10.3

REVISED

September 9, 2019

Yi Ching Yau

via Email

Dear Yi Ching:

BridgeBio Services, Inc. is pleased to offer you employment on the following terms:

1.Position.  Your title will be Chief Accounting Officer.  You will report to the CFO, Brian Stephenson, and you shall have such powers, duties, responsibilities and accountabilities as set forth below, or as may from time to time be prescribed by the senior executives or the Board of Directors of BridgeBio Pharma, Inc. (the “Board”), provided that such duties are consistent with your position.  This is a full-time position and you will be required to devote 100% of your full working time and efforts to the business and affairs of the Company.  During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent, which shall not be unreasonably withheld.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.  As used in this letter agreement, the “Company” shall refer to BridgeBio Pharma, Inc. and its subsidiaries, including without limitation BridgeBio Services, Inc.; provided, that your direct employer will be BridgeBio Services, Inc.

In your role you will own and lead:

•

All accounting and related finance operations, including:  general ledger, consolidation, procure to pay, commercial accounting (including gross to net), cost accounting, payroll, stock administration, tax, etc.

•	Treasury and cash management
•	SEC reporting and technical accounting
•	SOX
•	Aspects of FP&A (e.g., corporate or operational FP&A)

You will also be involved in the following areas:

•	Corporate finance
•	Investor relations
•	BOD and AC presentations, etc.

You will be responsible for:

•	Preparing all financial statements, reporting packages, and financial presentations for the executive team
•	Maintaining good internal controls and providing oversight in applicable audits
•	Implementing and executing a budget process in collaboration with the full FP&A team
•	Assisting with special projects as requested by the CEO, CFO, and executive team

2.Salary.  The Company will pay you a starting salary at the annual rate of $450,000, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Annual Bonus. Compensation for this position also includes participation in the Company’s bonus plan with an annual target bonus of 40% of your annual salary. Your bonus will be based on accomplishing the Company’s overall goals as well as your individual goals.  For each year during the term of this letter agreement, you will be eligible to receive a bonus (pro-rated in the case of any partial year during which you were employed by the Company) based on a determination by the Board (or a committee thereof) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year.

4.Performance Bonus. Additionally, the Company will pay you a one-time bonus in the amount of $1,000,000, subject to all taxes and withholdings payable in the first payroll following three years of employment (the “3rd Year Employment Anniversary”), in the event that you achieve certain performance goals determined by Brian Stephenson, Chief Financial Officer, provided, that you must continue to be employed with the Company through the date on which any such bonus is to be paid.

In the event your employment is terminated by the Company or its acquirer or successor without Cause (as defined below) within one (1) month before or twelve (12) months after a Change in Control or if you resign for Good Reason (as defined below) within one (1) month before or twelve (12) months after a Change in Control, subject to you signing a general release of claims in favor of the Company (or its acquirer or successor) that becomes irrevocable within sixty (60) days following the termination date, the Company will make a lump sum payment to you equal to 100% of your performance bonus.

Definitions.  For purposes of the above, “Cause” shall mean (i) your commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof, (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company, (iii) your intentional and material violation of any contract or agreement between you and the Company or intentional and material violation of any statutory duty owed to the Company, (iv) your knowing unauthorized use or knowing disclosure of the Company’s confidential information or trade secrets, either of which cause material damage to the Company or (v) your willful misconduct or gross negligence.  “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties, (ii) a diminution of over twenty-five (25%) percent in your salary or bonus potential or (iii) a change of more than twenty-five (25) miles in the geographic location at which you provide services to the Company. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (ii) you provide the Company written notice that such an event has occurred within thirty (30) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) you terminate your employment within thirty (30) days after the end of the Cure Period.

5.Stock Options.  Subject to approval by the Board (or a committee thereof), following your Start Date, you will be granted an option to purchase shares of BridgeBio Pharma, Inc.’s common stock (the “Option”) valued at $800,000 on the date of grant, at an exercise price per share equal to the fair market value of a share of BridgeBio Pharma, Inc.’s common stock on the date that your Option is granted. Twenty-five percent (25%) of the shares of common stock underlying the Option shall vest on the first anniversary of your Start Date and the remaining shares underlying the Option shall vest in equal monthly installments over the following three years, subject to your continued service with BridgeBio Pharma, Inc. or any of its subsidiaries through each applicable vesting date. The Option will be subject to the terms and conditions of

BridgeBio Pharma, Inc.’s 2019 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) and the stock option agreement thereunder, which you will be required to sign as a condition to receiving your Option.

6.Restricted Stock Units. Subject to approval by the Board (or a committee thereof), following your Start Date, you will be granted restricted stock units (the “RSUs”) valued at $400,000. Each RSU entitles you to one share of common stock of BridgeBio Pharma, Inc. if and when the RSU vests. The RSUs will vest over four years, depending upon your Start Date. The RSUs will be subject to the terms and conditions of the Plan and the RSU agreement thereunder, which you will be required to sign as a condition to receiving your RSUs.

7.Sign-On Bonus.  Additionally, the Company will pay you a one-time sign-on bonus of $150,000 subject to all taxes and withholdings payable in the first payroll following 30 days of employment.  Should you terminate your employment for any reason or the Company terminates your employment for any reason within the first three years of the Start Date, you shall repay the full gross amount of such sign-on bonus to the Company.

8.Employee Benefits.  You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan and 401(k)), subject to the terms of such plans.

9.Background Check. This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

10.Employee Confidentiality and Assignment Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

11.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  In the event the terms of this letter contradict or are in any way different from the terms contained any other document(s) provided by the Company, this letter shall control.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on September 9, 2019.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Should you accept this offer, your start date of employment will be October 7, 2019, or any other date agreed upon between you and the Company.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Brian Stephenson

Brian Stephenson

CFO

I have read and accept this employment offer:

/s/ Yi Ching Yau
Yi Ching Yau

Effective as of September 9, 2019

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

4